EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-193904, 333-172142, 333-128379, 333-119747 and 333-150773) of Beacon Roofing Supply, Inc. of our reports dated November 25, 2014 with respect to the consolidated financial statements of Beacon Roofing Supply, Inc. and the effectiveness of internal control over financial reporting of Beacon Roofing Supply, Inc., included in the Annual Report (Form 10-K) for the year ended September 30, 2014.

/s/ ERNST & YOUNG LLP

McLean, Virginia

November 25, 2014